Exhibit (n)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of TPG Twin Brook Capital Income Fund (formerly known as AG Twin Brook Capital Income Fund) of our report dated March 20, 2024 relating to the financial statements of TPG Twin Brook Capital Income Fund (formerly known as AG Twin Brook Capital Income Fund), which appears in this Registration Statement. We also consent to the use of our report dated April 30, 2024 relating to the senior securities table, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2025